Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated June 5, 2006, accompanying the 2005 consolidated financial statements and schedule included in the amended Annual Report of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) and subsidiaries on Form 10-K/A for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Goldleaf Financial Solutions, Inc. and subsidiaries on Forms S-8 (File No. 333-72724; File No. 333-40520; and File No. 333-116402).

/s/ Grant Thornton, LLP

Raleigh, North Carolina
June 5, 2006